Exhibit 5.1

September 5, 2024 Serve Robotics Inc. 730 Broadway Redwood City, CA 94063	Orrick, Herrington & Sutcliffe LLP 222 Berkealey St Suite 2000 Boston, MA 02116 +1-617-880-1800 orrick.com

Ladies and Gentlemen:

We have acted as counsel to Serve Robotics Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration of the resale of an aggregate of 3,311,110 shares of Common Stock, $0.0001 par value per share (“Common Stock”) of the Company, as follows:

(i)	the resale of 555,555 shares (the “Pre-Funded Warrant Shares”) of Common Stock issuable upon the exercise of certain outstanding pre-funded warrants (the “Pre-Funded Warrants”);

(ii)	the resale of 555,555 shares (the “Common Warrant Shares”) of Common Stock issuable upon the exercise of certain outstanding warrants (the “Common Warrants”);

(iii)	the resale of 2,200,000 shares (the “Exchange Warrant Shares,” and together with the Pre-Funded Warrant Shares and the Common Warrant Shares, the “Warrant Shares”) of Common Stock issuable upon the exercise of certain outstanding warrants (the “Exchange Warrants,” and together with the Pre-Funded Warrants and the Common Warrants, the “Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s certificate of incorporation and bylaws, each as currently in effect, and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Serve Robotics Inc.

September 5, 2024

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion herein is limited to the General Corporation Law of the State of Delaware.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the Rules and Regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, herrington & Sutcliffe llp

ORRICK, HERRINGTON & SUTCLIFFE LLP